IMMEDIATE

John W. Jackson   Thomas Redington
Chairman & CEO    203/222-7399
908/271-4119      212/926-1733

                CELGENE COMPLETES $25 MILLION PRIVATE PLACEMENT
                -----------------------------------------------

     WARREN, NJ MAR 13 -- Celgene Corporation (Nasdaq: CELG) announced it completed a $25 million Regulation D placement of Series A Convertible Preferred Stock.

     Celgene officials said the proceeds will be used to fund research and development for the company's pharmaceutical programs and for working capital.

     Celgene said the Series A Convertible Preferred Stock and the shares of common stock issuable upon its conversion have not been registered under the Securities Act of 1933, as amended (the 'Act'), and may not be offered or sold absent registration under the Act or an applicable exemption from the registration requirements under the Act. Celgene intends to file a registration statement covering the resale of the underlying shares of common stock in April 1996.

     Cash and marketable securities at December 31, 1995, would have been $35.5 million with the inclusion of the net proceeds from the private placement.

     Swartz Investments of Atlanta, GA acted as placement agent.

     Celgene   Corporation,  headquartered  in   Warren,  NJ,  uses  proprietary
expertise in small molecule chemistry to service the pharmaceutical and allied industries.

3/13/96